Exhibit 99.1

EV Energy Partners Announces $259 Million in Acquisitions from Certain EnerVest Institutional Partnerships

HOUSTON, TX, September 3, 2015 /PRNewswire/ — EV Energy Partners, L.P. (NASDAQ: EVEP) today announced it has entered into four agreements with certain EnerVest Institutional Partnerships (EnerVest) to acquire oil and natural gas properties, which represent combined estimated net proved reserves of 302 Bcfe, in the Appalachian Basin, San Juan Basin, Michigan and Austin Chalk for a combined cash consideration of $259 million. The acquisitions are expected to close on October 1 and are subject to customary closing conditions and purchase price adjustments. EVEP plans to fund the acquisitions with available cash and borrowings under its revolving credit facility.

One of the acquisitions is the purchase of a 100 percent ownership interest in Belden & Blake Corporation (Belden). Belden owns oil and natural gas properties in the Appalachian Basin and Michigan near EVEP’s existing properties. Belden’s estimated net proved reserves are 120 Bcfe. As a result of the transaction, Belden will become a wholly-owned indirect subsidiary of EVEP and will remain a C-Corp, subject to state and federal taxation. EVEP’s valuation of Belden included an assessment of future taxation at Belden as well as its working capital and other net assets. At recent strip prices, EVEP estimates that corporate taxes at Belden will be negligible for the remainder of 2015 and less than $1.0 million annually for 2016 and 2017.

The remaining properties to be acquired, which represent combined estimated net proved reserves of 182 Bcfe, include additional working interests in certain of EVEP’s existing Austin Chalk and Appalachian Basin properties and additional properties located near EVEP’s existing San Juan Basin position. The San Juan asset is currently subject to a volumetric production payment (VPP) owned by a third party which expires at the end of 2016. The VPP volumes are approximately 6.0 and 5.1 Mmcf/d of production for the remainder of 2015 and 2016, respectively. The acquisitions do not include Utica Shale or Eagle Ford formation rights.

Highlights of the combined acquisitions include:

•	Estimated net proved reserves of approximately 302 Bcfe (net of the San Juan Basin VPP), which are 69 percent natural gas, 15 percent natural gas liquids, 16 percent crude oil; 95 percent are classified as proved developed
•	Current production of 55 Mmcfe/d (net of the San Juan Basin VPP volumes of 6 Mmcf/d)
•	Proved reserves-to-production ratio of 15.0 years (13.7 years including VPP volumes)
•	Proved developed decline rate of 8 percent
•	Adds over 9,400 producing wells, which are approximately 83 percent operated

“We are pleased with the opportunity to build on our existing positions in Appalachia, Michigan, San Juan and the Austin Chalk. Our operating company has a long, successful track record with these assets. The transactions will increase EVEP’s percentage of proved developed reserves, reduce our annual production decline and provide a greater amount of basin diversification,” stated Michael Mercer, President and Chief Executive Officer.

The terms of the transactions were approved by the Board of Directors and by the Board’s Conflicts Committee, which was comprised entirely of independent directors. The Conflicts Committee engaged Robert W. Baird & Co. Incorporated to act as its financial advisor and Andrews Kurth LLP to act as its legal counsel.

Hedging Update

EVEP has recently added the following natural gas swaps:

Period	Index	Swap Volume	Swap Price
		(Mmmbtus)
2016	NYMEX	3,660.0	$2.945
2017	NYMEX	7,300.0	$3.093

Additionally, Belden owns the existing hedges detailed below, which will be included in the Belden acquisition:

Period	Index	Swap Volume	Swap Price
Natural Gas (Mmmbtus)
4Q 2015	NYMEX	1,380.0	$3.167
2016	NYMEX	3,294.0	$3.203

Crude (Mbbls)
4Q 2015	WTI	44.9	$77.591

Ethane (Mbbls)
2016	Mt Belvieu	3.7	$9.135

Period	Index	Put Volume	Floor Price
Ethane (Mbbls)
4Q 2015	Mt Belvieu	2.3	$10.500

Acquisition Guidance

For fourth quarter 2015, EVEP expects the following for the acquisitions:

($ in millions)	4Q15
Net Production
Natural Gas (Mmcf) (a)	3,380	-	3,500
Crude Oil (Mbbls)	140	-	145
Natural Gas Liquids (Mbbls)	125	-	130
Total Mmcfe	4,970	-	5,150

Average Daily Production (Mmcfe/d)	54	-	56

Average Price Differential vs NYMEX
Natural Gas ($/Mcf)	$0.42	-	$0.52
Crude Oil ($/Bbl)	$3.00	-	$5.00
NGL (% of NYMEX Crude Oil)	34%		37%

Expenses
Operating Expenses:
LOE and other	$8.5	-	$9.4
Production Taxes (as % of revenue)	6.4%	-	7.0%

General and administrative expense	$0.6	-	$1.6

E&P Capital Expenditures (b)	$0.2	-	$0.6

(a)	Excludes 6.0 Mmcf/d of production associated with an existing volumetric production payment on the San Juan properties that expires at the end of 2016

(b)	Represents estimates for drilling and related capital expenditures. Does not include any amounts for acquisitions of oil and gas properties

Conference Call, Webcast and Supplemental Presentation

EV Energy Partners will host an investor conference call on September 3, 2015, at 10 a.m. Eastern Time (9 a.m. Central). Investors interested in participating in the call may dial 1-888-312-3048 (quote conference ID 5611697) at least 5 minutes prior to the start time, or may listen live over the Internet through the Investor Relations section of the EVEP website at http://ir.evenergypartners.com/events.cfm. Additionally, supplemental information regarding the acquisitions can be found in the Investor Relations section of the EVEP website.

About EV Energy Partners, L.P.

EV Energy Partners, L.P. is a master limited partnership engaged in acquiring, producing and developing oil and natural gas properties. More information about EVEP is available on the Internet at http://www.evenergypartners.com.

(code #: EVEP/G)

Forward Looking Statements

This press release may include statements that are not historical facts which are "forward-looking statements" within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These statements include information about, future plans, our reserve quantities and the present value of our reserves, estimates of maintenance capital and other statements which include words such as "anticipates," "plans," "projects," "expects," "intends," "believes," "should," and similar expressions of forward-looking information. Forward-looking statements are inherently uncertain and necessarily involve risks that may affect the business prospects and performance of EV Energy Partners, L.P. Actual results may differ materially from those contained in the press release. Such risks and uncertainties include, but are not limited to, changes in commodity prices, changes in reserve estimates, requirements and actions of purchasers of properties, exploration and development activities, the availability and cost of financing, the returns on our capital investments and acquisition strategies, the availability of sufficient cash flow to pay distributions and execute our business plan and general economic conditions. Additional information on risks and uncertainties that could affect our business prospects and performance are provided in the most recent reports of EV Energy Partners with the Securities and Exchange Commission. All forward-looking statements included in this press release are expressly qualified in their entirety by the foregoing cautionary statements.

Any forward-looking statement speaks only as of the date on which such statement is made and EVEP undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

In filings with the Securities and Exchange Commission, we are required to report proved reserves as defined in Regulation S-X under the Securities Act. In general, Regulation S-X requires that in calculating proved reserves we use the unweighted average of the price of crude oil and natural gas on the first day of each month for the twelve months prior to the date of the report, without escalation. The unweighted average price for the twelve months ended June 30, 2015 was $3.39 per Mmbtu of natural gas and $71.68 per barrel of crude oil.

The United States Securities and Exchange Commission ("SEC") permits oil and gas companies, in their filings with the SEC, to disclose only proved, probable and possible reserves, as defined by the SEC. We use the terms estimated ultimate recovery and gas in place which are descriptions of volumes of hydrocarbons potentially recoverable through additional drilling or recovery techniques that the SEC's guidelines strictly prohibit us from including in filings with the SEC. These estimates are by their nature more speculative than estimates of reserves and accordingly are subject to substantially greater risk of actually being realized by the Company. Investors are urged to consider closely the disclosure in our SEC filings, available on our website or from the SEC’s website at www.sec.gov.

EV Energy Partners, L.P., Houston

Nicholas Bobrowski

713-651-1144

http://www.evenergypartners.com